Exhibit 99.1

October 1, 2010

Dear Fellow Shareholder:

On August 27, 2010, the Board of Directors (the Board) of Fauquier Bankshares, Inc. (NASDAQ: FBSS) announced the third quarter dividend of $0.20 per share for shareholders of record on September 17, 2010, payable on October 1, 2010.

On September 16, 2010, the Board declared the fourth quarter dividend of $0.12 per share for shareholders of record on December 17, 2010. The fourth quarter dividend, to be paid on January 2, 2011, represents a 40% reduction compared to the dividend you are receiving for the current quarter. The dividend yield on the $0.12 dividend, based upon the September 16, 2010 stock price, will be in excess of 3.00%.

Our decision to reduce our quarterly dividend is the right decision for our company at this time. The Board is well aware of the importance of the dividend to all of Fauquier’s shareholders, and we chose to balance the payment of a high dividend with the need to build on our strengths and continue to expand our business to serve the community. We’re taking this opportunity to explain how the decision was made and why we believe the dividend reduction to be the best decision for our company at this time.

For over a decade, Fauquier Bankshares, Inc. has conducted an extensive annual planning process, which includes a detailed capitalization plan with a five-year, forward-looking horizon. It was from careful consideration of the capitalization plan, among other factors, that we based our dividend decision. Because of Fauquier Bank’s strong credit culture and ability to demonstrate solid profitability under difficult regulatory and economic conditions, we are seeing our deposit base and fee-based business lines grow as customers seek secure places to manage their finances. Over the last 18 months we have made substantial investments building our banking presence in our market area, as demonstrated by our new View Tree building, and new branch offices in Bristow and Haymarket. As demonstrated in the first two graphs attached to this letter, these branches are well ahead of projections in terms of incremental deposit growth, particularly transaction accounts, which we view as our bread and butter. Over the next five years further renovation and branch expansion are projected, all for the purpose of building a stronger company and having a continued positive impact on our customers and in the communities we serve.

The road to building a strong, independent community bank has presented some challenges and uncertainties, but that should not deter us from our vision. The challenges include FDIC insurance costs skyrocketing over the last three years (see graph three). The costs in time, money and manpower to comply with the Sarbanes-Oxley legislation, as well as other new regulations including the recent Dodd-Frank bill, have been and will continue to be significant. We also have seen the nationwide weakness of the banking industry add to the losses of the trust-preferred bank securities in our investment portfolio. Each of these situations has required us to utilize our capital in ways that may not directly contribute to shareholder value in a measurable way.

Continuing regulatory changes and general economic uncertainties caused your Board to decide that a stronger capital position is essential in order to prudently manage and grow our company toward a prosporous future. With Fauquier Bankshares’ ability to generate shareholder equity through solid operating earnings, the reduction in our dividend will add to our capital base and ensure that we can withstand these challenges and uncertainties while building our bank. Based on our capital planning process, the Board determined that reducing the dividend is in the overall best interest of the company and its shareholders because it allows the bank to continue to fund profitable growth while making its capital position stronger in the current challenging environment.

It is important to emphasize that our capital position is solid. At June 30, 2010, our three regulatory capital ratios were deemed to be “well capitalized.” (Graph four illustrates the total risk-based regulatory capital ratio.) We welcome any questions you may have about our dividend decision, and pledge to provide you with continuing careful stewardship of your investment.

At June 30, 2010, Fauquier Bankshares, Inc. and The Fauquier Bank had combined assets of $570.6 million and total shareholders’ equity of $43.3 million. As an independent, locally-owned community bank we offer a full range of financial services, including internet banking, commercial, retail, insurance, wealth management and financial planning services at our ten conveniently located branches.

For those who participate in our Dividend Reinvestment and Stock Purchase Plan, a statement for your account is enclosed for your convenience. Thank you for your continued support and investment in Fauquier Bankshares, Inc.

Sincerely,

John B. Adams, Jr.                                       Randy K. Ferrell
Chairman of the Board                                 President and CEO

This dividend letter may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this letter.